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                                  EXHIBIT 10.19

                  AMENDMENT NO. 1 TO MASTER AGREEMENT TO LEASE

      This Amendment No. 1 (hereinafter "Amendment") is made to that certain Master Agreement to Lease between National Health Investors, Inc. (Landlord) and National HealthCorp L.P. ("Tenant") dated October 17, 1991, (hereinafter "Master Lease"), and is entered into effective this 2nd day of June, 1993.

      WHEREAS, pursuant to the terms of the Master Lease, National HealthCorp L.P. ("NHC") has heretofore agreed to lease certain licensed nursing homes or retirement centers in 40 geographical locations as identified on Exhibit A to said Master Lease; and

      WHEREAS, NHC has obtained Certificates of Need to expand the number of licensed beds in three of said projects, namely the licensed nursing homes in Hudson and Plant City, Florida, and in Anniston, Alabama; and

      WHEREAS, pursuant to Board resolution of today's date, the Board of National Health Investors, Inc. ("NHI") has agreed to finance said expansions and NHC has agreed to pay an increased lease rate thereon, all on the following terms and conditions; and

      NOW, THEREFORE, IN CONSIDERATION OF THE PREMISES, the parties do hereby amend the Master Lease by the addition of the following as paragraph 2.07:

      2.07: Expanded Projects. Landlord and Tenant hereby agree that Tenant is granted the right to increase the licensed bed capacity at the Leased Property located in Hudson and Plant City, Florida, and Anniston, Alabama, so long as its expansions are authorized with a certificate of need from the appropriate governmental authority and are constructed in a substantially similar manner as the existing Leased Property. Landlord agrees (at the request of Tenant, and after the issuance of a certificate of occupancy on the Expanded Project) to reimburse Tenant for such hard costs, including land, construction, landscaping, fixtures or appurtenances, as Tenant may have incurred in the expansion of the project. At such time as this reimbursement is sought by Tenant, Tenant agrees to amend the individual lease for that Leased Property, and to increase the base rent thereon by an annual factor equal to 10% times the expenses reimbursed by Landlord.

      The parties further agree that the Additional Rent provided for in paragraph 2.02 above shall commence on that part of the Leased Property expanded pursuant to the terms of this paragraph 2.07 effective the first day of January of the calendar year commencing no sooner than six months after the date of the commencement of Tenant's lease obligation on the expanded property.

      All the rest and residue of the Master Lease and the individual leases on the Leased Properties located in Hudson and Plant City, Florida, and Anniston, Alabama, are hereby ratified and affirmed. Executed this the 2nd day of June, 1993.

                                    NATIONAL HEALTH INVESTORS, INC.

                                    /s/ Richard F. LaRoche, Jr.
                                    Richard F. LaRoche, Jr., Vice President

                                    NATIONAL HEALTHCORP L.P.

                                    /s/ Robert G. Adams
                                    Robert G. Adams, Senior Vice President